Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 26, 2004, except for Note Q, as to which the date is December 17, 2004, in the Registration Statement (Form S-3) and related Prospectus of Seitel, Inc. for the registration of shares of common stock and stock purchase warrants.

/s/ Ernst & Young LLP

Houston, Texas

May 6, 2005